PRESS RELEASE	Exhibit 99

Scripps reports fourth quarter results

Quarterly dividend increased from 15 cents to 17 1/2 cents per share

For immediate release	(NYSE: SSP)
Jan. 22, 2004

CINCINNATI - The E. W. Scripps Company today reported financial results for the fourth quarter 2003 which reflect continued strong performance at Home & Garden Television and Food Network.

Net income for the three-month period ended Dec. 31 was $102 million. Fourth quarter earnings per share were $1.24 compared to 94 cents in the fourth quarter of 2002.

The combined effect of the following items increased fourth quarter 2003 net income by $25.9 million, or 32 cents per share:

•	Adjustments to the company’s state and federal tax provision that increased net income by $27.1 million.

•	A charge for estimated employee severance costs that reduced net income by $1.2 million.

For comparison purposes, net income in the fourth quarter 2002 was increased by $3.2 million, or 4 cents per share, because of unusual items, including an after-tax gain of $2.4 million from the sale of property in Denver.

Scripps today also reported that the company’s board of directors has approved an increase in the quarterly dividend to shareholders from 15 cents to 17 1/2 cents a share. The company last increased its dividend in the first quarter of 2001.

At the company’s fastest growing business unit, Scripps Networks, fourth quarter segment profits increased 59 percent to $66.4 million. Scripps Networks revenues increased 31 percent to $155 million for the three-month period. Scripps Networks includes the company’s portfolio of popular, national cable and satellite television networks, Home & Garden Television, Food Network, DIY – Do It Yourself Network and Fine Living.

The improved results at Scripps Networks reflect continued growth in popularity of HGTV and Food Network, the company’s flagship networks. Primetime household viewership of HGTV increased 34 percent during the fourth quarter and was up 22 percent at the Food Network. HGTV is now available in about 85 million cable and satellite television households. Food Network reaches about 83 million television households.

DIY and Fine Living, the company’s developing networks, reach about 26 million and 20 million U.S. households, respectively. Programming from all of the company’s networks can be viewed on-demand on cable television systems in about 84 U.S. markets.

At the Shop At Home Network, fourth quarter pro forma revenues rose 16 percent. Implementation of the company’s television commerce strategy at Shop At Home reduced segment profits by $6.8 million and net income by 6 cents per share. Scripps, which acquired 70 percent of Shop At Home in 2002, is integrating management of Shop At Home with its Scripps Networks division and shifting the mix of retail products offered for sale on the network to parallel the consumer categories targeted by the company’s national lifestyle programming networks.

Also at Shop At Home, the company announced during the fourth quarter that it had reached a definitive agreement with Summit America Television Inc. to acquire Summit’s 30 percent share of Shop At Home and Summit’s five Shop At Home-affiliated broadcast television stations in Boston, San Francisco, Cleveland, Raleigh-Durham, N.C., and Bridgeport, Conn. Scripps will pay $4.05 in cash per share, or about $184 million. Scripps also will forgive repayment of a $47.5 million secured loan to Summit and redemption of $3 million in preferred Summit stock that the company holds. The transaction, which requires approval by the Federal Communications Commission and Summit shareholders, is expected to be completed by June 2004.

At the company’s newspapers, fourth quarter revenues were $182 million, up 1.2 percent, and segment profits were $77.0 million, up 2.3 percent from the same period in 2002. Higher newsprint prices and persistent weakness in local retail and help wanted advertising held back newspaper segment profits during the quarter.

At the company’s broadcast television stations, segment profits were down 28 percent to $26.4 million in the fourth quarter due primarily to the relative absence of political advertising. Broadcast television revenues were down about 9.1 percent during the period to $82.9 million. Fourth quarter television revenues included $1.3 million in political advertising compared to $17.3 million in the same period a year ago.

“The increasing success and popularity of HGTV and Food Network continue to drive growth at Scripps, providing the company and its shareholders with another quarter, and year, of solid financial results,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “Robust advertising sales at both of our flagship networks are the direct result of our strategic investment in quality original programming combined with effective consumer marketing that has increased viewer awareness. The double-digit growth in viewership at both of the networks sets the stage for a solid 2004.”

“At our developing networks, DIY and Fine Living, start-up losses narrowed during the quarter as momentum builds in ad sales and distribution growth,” Lowe said. “At DIY, operating revenues doubled during the period and distribution grew sequentially by another 3 million households. Advertising sales at Fine Living approached $3 million during the fourth quarter, just 18 months after its 2002 launch. We’re very encouraged by the progress made by our emerging networks and will continue to invest in their development.”

“Scripps also has demonstrated its commitment to building an innovative television commerce business at the Shop At Home Network,” Lowe said. “We’ve strengthened the management team by asking Judy Girard from the Food Network to guide Shop At Home’s transition and we took steps during the fourth quarter to bring the rest of this valuable business into the Scripps fold. We firmly believe our investment in Shop At Home, combined with our expertise as operators of national cable television networks, will create value for shareholders in the long term.”

“In our newspaper division, we saw some improvement, but results were held back once again by persistent weakness in local retail and help wanted advertising,” Lowe said. “Our newspapers did an admirable job making up for lost department store revenue and positioning themselves to take full advantage of economic recovery, which appears to be underway. We also saw improved results from our newspaper in Denver, as we continue to reap the benefits of the joint operating agreement we helped create there.”

“At our TV stations, hard work by our ad sales teams and the improving economy resulted in solid growth in local and national advertising, but not enough to make up for the record political advertising revenues that we booked in the prior year,” Lowe said. “We’re anticipating a strong 2004 as political advertising returns.”

Here are detailed fourth-quarter results by segment:

Newspapers

Newspaper segment profits were $77.0 million, up 2.3 percent.

Newspaper advertising revenue was $144 million, up 1.8 percent. Broken down by category:

•	Local retail decreased 3.8 percent to $46.4 million.

•	Classified increased 2.2 percent to $50.4 million.

•	National increased 10 percent to $11 million.

•	Preprint and other increased 6.6 percent to $36.6 million.

Circulation revenues were $33.9 million, down 2.4 percent.

Newsprint expenses increased about 9 percent on a similar percentage increase in newsprint prices.

Scripps Networks

Scripps Networks segment profits were $66.4 million, up 59 percent from $41.9 million in the prior year period.

Scripps Networks advertising revenue increased 31 percent to $128 million. Affiliate fee revenue was $23.9 million, up 24 percent.

Programming expense increased 32 percent to $37.8 million.

Home & Garden Television contributed $44.6 million to segment profits, up 35 percent from the year-ago period. HGTV revenues grew 23 percent to $82.9 million. Home & Garden Television now reaches about 85 million domestic subscribers.

Food Network had revenues of $61.8 million, up 32 percent. The network contributed $30.3 million to segment profits, up 62 percent from the fourth quarter last year. Food Network reaches 83 million domestic subscribers.

Development of the DIY — Do It Yourself Network and Fine Living reduced segment profits by $7.5 million compared to $9.3 million in the year ago period. DIY can be seen in about 26 million U.S. television households and Fine Living now reaches about 20 million households.

Broadcast Television

Broadcast television segment profits decreased 28 percent to $26.4 million.

Broadcast television revenues decreased 9.1 percent to $82.9 million. Local broadcast television advertising rose 9.5 percent to $49.3 million. National broadcast television advertising was $28.6 million, up 14 percent from the year-ago period. Political advertising was $1.3 million compared to $17.3 million in 2002.

Shop At Home Network

Shop At Home Network revenues for the fourth quarter were $65.1 million. On a pro forma basis (as if the company had owned the business for the entire fourth quarter 2002), revenues were up 16 percent from the same year-ago period.

Shop At Home reported a segment loss of $6.8 million and net income by 6 cents per share for the quarter.

The network reached an average 46 million full-time equivalent homes during the quarter.

Scripps acquired controlling interest of Shop At Home in October 2002.

Licensing and Other Media

Segment profit was $6.3 million, up 55 percent from the year-ago period due to strong trends in the sale of licensed apparel.

Revenues increased 21 percent to $28.9 million.

Full-year results

Net income was $271 million, or $3.32 per share, vs. $188 million, or $2.34 per share. Segment profits were up 8.8 percent to $523 million.

Following are full-year results by operating group:

•	Newspapers: Total revenues increased 1.4 percent to $692 million. Segment profits were down 0.6 percent to $269 million. The Rocky Mountain News contributed $15.3 million to segment profits compared to $9.4 million in 2002.

•	Scripps Networks: Home & Garden Television revenues increased 22 percent to $299 million; contribution to segment profits increased 37 percent to $153 million. Food Network revenues increased 31 percent to $207 million; contribution to segment profits increased 66 percent to $87.5 million. Development of DIY and Fine Living reduced segment profits by $36.2 million compared to $38.0 million in 2002.

•	Shop At Home Network: On a pro forma basis (as if the company had owned the business for the full year 2002), revenues increased 12 percent to $239 million. Segment losses for the year were $22.1 million.

•	Broadcast television: Revenues were $304 million compared to $305 million in the prior year. Segment profits declined about 13 percent to $85.2 million. Political advertising revenues for the year were $3.4 million compared to $23.7 million in 2002.

•	Licensing and other media: Total revenues were up 17 percent to $105 million; contribution to segment profits increased 11 percent to $19.2 million.

Guidance

Based on advance advertising sales, the company currently anticipates first quarter 2004 advertising revenue for Scripps Networks will be up about 30 percent year over year. Affiliate fee revenue for Scripps Networks is expected to increase about 40 percent during the quarter, net of distribution fee amortization. Programming and marketing expenses are expected to increase 30 to 35 percent in the first quarter as the company continues to invest in building viewership across all four networks. Investments in the development of DIY and Fine Living are expected to reduce segment profits by about $10.5 million and earnings per share by about 8 cents during the quarter.

Newspaper advertising revenues are expected to be up 3 to 5 percent over the prior year in the first quarter.

At the company’s broadcast television stations, advertising revenues, including political, are expected to be up about 5 to 7 percent in the first quarter.

The company’s continuing investment in the Shop At Home Network is expected to reduce first quarter segment profits by about $6.0 million and earnings per share by about 6 cents.

Due primarily to increased profitability of the Food Network and the company’s allocation of net income to Tribune Company, which owns 30 percent of the network, minority interest will increase from between $5 to $6 million in the first quarter compared to the same period a year ago.

First quarter earnings per share are expected to be between 65 cents and 75 cents, compared to 65 cents per share in the first quarter of 2003.

Other financial projections for the full year follow:

•	Capital expenditures, $80 million, down 10 percent.

•	Depreciation and amortization, about $68 million.

•	Interest expense, about $30 million.

•	Minority interest, $23 to $25 million.

•	Tax rate, about 39 percent.

Conference call

The senior management team at Scripps will discuss the company’s fourth quarter results during a telephone conference call at 11 a.m. EST today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-888-428-4479 (U.S.) or 1-651-291-0900 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (fourth quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 2:30 p.m. EST Jan. 22 until 11:59 p.m. EST Monday, Jan. 26. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 716651.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2002 SEC Form 10K and page F-21 of its most recent Form 10Q.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television-retailing. Scripps operates 21 daily newspapers, 10 broadcast TV stations, four cable and satellite television programming services and a television retailing network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. HGTV reaches about 85 million U.S. television households and Food Network can be seen in about 83 million households. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 33 countries.

The company’s home shopping subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 46 million full-time equivalent U.S. households.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

###

Contact: Tim Stautberg, The E.W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
Operating revenues	$514,324	$456,277	12.7%	$1,874,845	$1,535,664	22.1%
Costs and expenses	(380,634)	(330,528)	(15.2)%	(1,439,575)	(1,134,288)	(26.9)%
Depreciation and amortization of intangibles	(17,839)	(18,431)	3.2%	(68,087)	(62,768)	(8.5)%

Operating income	115,851	107,318	8.0%	367,183	338,608	8.4%
Restructuring charges	(1,847)			(1,847)
Interest expense	(7,814)	(7,237)	(8.0)%	(31,593)	(28,301)	(11.6)%
Equity in earnings of JOAs and other joint ventures	27,060	27,763	(2.5)%	87,954	83,245	5.7%
Interest and dividend income	1,217	957		5,062	1,860
Other investment results, net of expenses		(1,676)		(3,200)	(85,667)
Miscellaneous, net	(198)	23		(497)	(823)

Income before income taxes and minority interests	134,269	127,148		423,062	308,922
Provision for income taxes	27,431	49,044		142,812	115,619

Income before minority interests	106,838	78,104		280,250	193,303
Minority interests	5,304	2,319		9,435	5,006

Net income	$101,534	$75,785	34.0%	$270,815	$188,297	43.8%

Net income per diluted share of common stock	$1.24	$.94	31.9%	$3.32	$2.34	41.9%

Weighted average diluted shares outstanding	81,940	80,815		81,469	80,619

See notes to results of operations.

Notes to Results of Operations

1. RESTRUCTURING CHARGES AND OTHER ITEMS

Results of operations include the following items which affect the comparability of results:

2003 – The Company was notified by Gannett, owner of The Cincinnati Enquirer, that the Cincinnati joint operating agreement with the Scripps newspapers, The Cincinnati Post and The Kentucky Post, will not be renewed when it expires on December 31, 2007. As a result of the notification and as stipulated by terms of a collective bargaining agreement, we recorded a $1.8 million restructuring charge in the fourth quarter for estimated severance costs to Post editorial employees. The charge reduced net income by $1.2 million, $.01 per share.

In the fourth quarter, we closed several open state tax years and reached agreement with the Internal Revenue Service (“IRS”) on proposed adjustments to our 1996 through 2001 consolidated federal income tax returns. As a result we adjusted our estimates of our prior year state and federal income tax liabilities and our estimate of unrealizable state net operating loss carryforwards. The changes in these estimates reduced the income tax provision by $27.1 million, $.33 per share. The audit of our 1996 through 2001 federal income tax returns will remain open until two remaining issues are settled with the IRS. Those issues, if settled in our favor, will result in additional tax refunds of approximately $2.0 million.

Year-to-date other investment results were a pre-tax charge of $3.2 million for write-downs associated with declines in value of certain development-stage business investments. Net income was reduced $2.1 million, $.03 per share.

The combined effects of the above items increased fourth quarter 2003 net income by $25.9 million, $.32 per share. Year-to-date net income was increased by $23.8 million, $.29 per share.

2002 - Equity in earnings of JOAs and joint ventures includes our proportionate share of restructuring activities. A $3.9 million gain on the sale of excess real estate in Denver increased net income in the fourth quarter by $2.4 million, $.03 per share.

Fourth quarter other investment results were a pre-tax charge of $1.7 million, reducing net income by $1.0 million, $.01 per share. Included in other investment results were $1.5 million of write-downs associated with declines in value of the Scripps Ventures investment portfolios and other investments in development-stage businesses. Year-to-date other investment results were a pre-tax charge of $85.7 million, reducing net income by $55.6 million, $.69 per share. Year-to-date other investment results include a $35.1 million write-down of our investment in AOL Time Warner and $45.0 million of write-downs associated with declines in value of the Scripps Ventures investment portfolios and other investments in development-stage businesses. Also included in other investment results were $3.6 million of costs associated with winding down active management of Scripps Ventures.

In the fourth quarter, we reached an agreement with the IRS to settle the audits of our 1992 through 1995 consolidated federal income tax returns. As a result of the settlement and proposed adjustments in the IRS examination of our 1996 through 2001 tax returns, we reduced our estimated liability for open tax years and increased the amount we expect to realize from foreign tax credit carryforwards. These changes in estimates reduced the income tax provision by $1.8 million, $.02 per share. We had previously changed our estimated tax liability for prior years in the second quarter by $8.0 million based upon the adjustments proposed by the IRS in the examination of our 1992 through 1995 federal income tax returns. The combined effect of these changes reduced the year-to-date tax provision by $9.8 million, $.12 per share.

The combined effects of the above items increased fourth quarter 2002 net income by $3.2 million, $.04 per share. Year-to-date net income was reduced by $43.4 million, $.54 per share.

2. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Our chief operating decision maker (as defined by FAS 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities (including our proportionate share of JOA restructuring activities), investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States.

Items excluded from segment profits generally result from prior decisions or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of past decisions regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the manager of those business segments in the current period.

Segment profits include our share of the earnings of JOAs and certain other investments included in our consolidated operating results using the equity method of accounting. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and a reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
Segment operating revenues:
Newspapers managed solely by us	$182,389	$180,148	1.2%	$691,591	$682,219	1.4%
Joint operating agencies	93	90	3.3%	267	230	16.1%

Total newspapers	182,482	180,238	1.2%	691,858	682,449	1.4%
Scripps Networks	154,971	118,665	30.6%	535,013	415,402	28.8%
Broadcast television	82,862	91,167	(9.1)%	304,162	305,154	(0.3)%
Shop At Home	65,104	42,345		238,484	42,345
Licensing and other media	28,905	23,862	21.1%	105,328	90,314	16.6%

Total operating revenues	$514,324	$456,277	12.7%	$1,874,845	$1,535,664	22.1%

Segment profit (loss):
Newspapers managed solely by us	$61,769	$62,384	(1.0)%	$227,132	$232,148	(2.2)%
Joint operating agencies	15,183	12,845	18.2%	41,573	38,120	9.1%

Total newspapers	76,952	75,229	2.3%	268,705	270,268	(0.6)%
Scripps Networks	66,442	41,874	58.7%	204,263	124,596	63.9%
Broadcast television	26,377	36,711	(28.1)%	85,218	98,109	(13.1)%
Shop At Home	(6,782)	(1,682)		(22,075)	(1,682)
Licensing and other media	6,261	4,047	54.7%	19,238	17,284	11.3%
Corporate	(8,500)	(6,523)	(30.3)%	(32,125)	(27,810)	(15.5)%

Total segment profit	160,750	149,656	7.4%	523,224	480,765	8.8%

Depreciation and amortization of intangibles	(17,839)	(18,431)	3.2%	(68,087)	(62,768)	(8.5)%
Restructuring charges, including share of JOA restructurings (see note 1)	(1,847)	3,856		(1,847)	3,856
Interest expense	(7,814)	(7,237)	(8.0)%	(31,593)	(28,301)	(11.6)%
Interest and dividend income	1,217	957		5,062	1,860
Other investment results, net of expenses		(1,676)		(3,200)	(85,667)
Miscellaneous, net	(198)	23		(497)	(823)

Income before income taxes and minority interests	$134,269	$127,148		$423,062	$308,922

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
Depreciation:
Newspapers managed solely by us	$6,013	$6,443	6.7%	$23,135	$24,715	6.4%
Joint operating agencies	335	340	1.5%	1,301	1,124	(15.7)%

Total newspapers	6,348	6,783	6.4%	24,436	25,839	5.4%
Scripps Networks	2,730	2,773	1.6%	10,489	9,300	(12.8)%
Broadcast television	5,284	5,263	(0.4)%	19,852	19,618	(1.2)%
Shop At Home	1,645	1,372		5,871	1,372
Licensing and other media	154	273	43.6%	630	856	26.4%
Corporate	598	485	(23.3)%	2,266	1,334	(69.9)%

Total depreciation	$16,759	$16,949	1.1%	$63,544	$58,319	(9.0)%

Amortization of intangible assets:
Newspapers managed solely by us	$107	$103	(3.9)%	$425	$410	(3.7)%
Joint operating agencies	67	67		267	267

Total newspapers	174	170	(2.4)%	692	677	(2.2)%
Scripps Networks	505	770	34.4%	2,226	3,135	29.0%
Broadcast television	47	32		142	127
Shop At Home	354	510		1,483	510

Total amortization of intangible assets	$1,080	$1,482	27.1%	$4,543	$4,449	(2.1)%

3. JOINT OPERATING AGENCIES (“JOAs”)

We are a partner in JOAs in four of our newspaper markets. As permitted by the Newspaper Preservation Act of 1970, a JOA provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine all but their editorial operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. The JOA sells advertising and subscriptions for both newspapers in the market, and produces, distributes and markets both newspapers. The operating profits earned by the JOA are distributed to the JOA partners in accordance with the joint operating agreement. Each JOA partner independently maintains editorial operations for its newspaper.

As discussed in note 1, Gannett notified us that the Cincinnati JOA will not be renewed when it expires on December 31, 2007. Gannett was required to notify us at least three years in advance of the expiration date if it intended not to renew the agreement. We intend to continue publishing The Post newspapers for the duration of the agreement.

Information related to the operating results of our JOAs, excluding restructuring activities, is as follows:

(in thousands, except per share data)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
Equity in earnings of JOAs, excluding share of JOA restructurings (see note 1):
Denver	$13,509	$10,658	26.7%	$37,854	$30,157	25.5%
Cincinnati	6,079	7,097	(14.3)%	22,246	25,069	(11.3)%
Other	5,244	3,953	32.6%	18,582	17,976	3.4%

Total equity in earnings of JOAs, excluding share of JOA restructurings	24,832	21,708	14.4%	78,682	73,202	7.5%
Operating revenues	93	90	3.8%	267	230	16.3%

Total	24,925	21,798		78,949	73,432	7.5%

Contribution to segment profit:
Denver	7,632	5,517	38.3%	15,303	9,418	62.5%
Cincinnati	3,944	4,995	(21.0)%	14,359	17,258	(16.8)%
Other	3,607	2,333	54.6%	11,911	11,444	4.1%

Total contribution to segment profit	15,183	12,845	18.2%	41,573	38,120	9.1%

4. SCRIPPS NETWORKS

Financial information for each of our four national networks is as follows:

(in thousands, except per share data)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
HGTV:
Operating revenues	$82,874	$67,529	22.7%	$298,998	$245,721	21.7%
Contribution to segment profit	44,577	33,080	34.8%	152,785	111,201	37.4%
Net income effect	25,735	19,178	34.2%	87,986	64,424	36.6%
Net income effect per share of diluted common stock	$.31	$.24	29.2%	$1.08	$.80	35.0%

Food Network:
Operating revenues	$61,814	$46,929	31.7%	$207,260	$157,956	31.2%
Contribution to segment profit	30,303	18,734	61.8%	87,497	52,580	66.4%
Net income effect:
Income before minority share	16,834	9,799	71.8%	47,325	26,210	80.6%
Minority owner share of net income	4,510	2,200		7,915	2,200

Net income effect	12,324	7,599	62.2%	39,410	24,010	64.1%
Net income effect per share of diluted common stock	$.15	$.09	66.7%	$.48	$.30	60.0%

DIY:
Operating revenues	$6,879	$3,122		$20,305	$10,053
Contribution to segment profit (loss)	(1,661)	(3,238)	48.7%	(10,430)	(13,275)	21.4%
Net income (loss) effect	(1,236)	(2,200)	43.8%	(7,267)	(9,024)	19.5%
Net income (loss) effect per share of diluted common stock	$(.02)	$(.03)	33.3%	$(.09)	$(.11)	18.2%

Fine Living:
Operating revenues	$3,514	$928		$8,308	$1,344
Contribution to segment profit (loss)	(5,792)	(6,077)	4.7%	(25,784)	(24,737)	(4.2)%
Net income (loss) effect	(3,606)	(3,959)	8.9%	(16,024)	(15,584)	(2.8)%
Net income (loss) effect per share of diluted common stock	$(.04)	$(.05)	20.0%	$(.20)	$(.19)	(5.3)%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: December	The E.W. Scripps Company
Report date: January 22, 2004	513-977-3826

For comparative purposes, this report excludes divested operations and unusual items,

and includes acquired operations as if they had been purchased January 1, 2002.

( amounts in millions, unless otherwise noted )	December (5)			Year-to-date
	2003	2002	%	2003	2002	%
SEGMENT OPERATING REVENUES
Newspapers	$58.1	$60.7	(4.3)%	$691.9	$682.4	1.4%
Scripps Networks	49.2	36.6	34.2%	535.0	415.4	28.8%
Broadcast Television	24.8	25.0	(0.8)%	304.2	305.2	(0.3)%
Shop At Home (1)	29.5	22.8	29.5%	238.5	212.7	12.1%
Licensing and Other Media	10.2	8.1	25.2%	105.3	90.3	16.6%

TOTAL	$171.7	$153.2	12.1%	$1,874.8	$1,706.0	9.9%

NEWSPAPERS (2)
Operating Revenues
Local	$15.4	$16.6	(7.2)%	$167.3	$173.2	(3.4)%
Classified	14.8	15.3	(3.7)%	209.7	207.9	0.9%
National	3.6	3.5	3.5%	39.2	34.7	13.1%
Preprints and other	11.9	12.0	(0.8)%	125.8	115.9	8.5%

Newspaper advertising	45.7	47.4	(3.7)%	542.1	531.8	1.9%
Circulation	11.1	12.2	(9.2)%	135.5	138.1	(1.9)%
Other	1.3	1.1	25.9%	14.2	12.5	13.6%

Newspapers	$58.1	$60.7	(4.3)%	$691.9	$682.4	1.4%

Ad inches (excluding JOAs) (in thousands)
Local	660	729	(9.4)%	7,200	7,608	(5.4)%
Classified	784	795	(1.4)%	10,474	10,202	2.7%
National	117	110	6.5%	1,331	1,166	14.1%

Full run ROP	1,561	1,634	(4.4)%	19,005	18,977	0.1%

Share of JOA operating profits (3)	$7.8	$6.7	15.5%	$78.7	$73.2	7.5%

SCRIPPS NETWORKS
Operating Revenues
Advertising	$38.6	$29.7	30.1%	$434.2	$330.8	31.2%
Affiliate fees, net	8.5	5.8	46.3%	92.9	78.7	18.1%
Other	2.0	1.1	79.8%	7.9	5.9	33.7%

Scripps Networks	$49.2	$36.6	34.2%	$535.0	$415.4	28.8%

Subscribers (4)
HGTV				84.5	80.4	5.1%
Food Network				83.0	78.2	6.1%

BROADCAST TELEVISION
Operating Revenues
Local	$15.3	$15.2	0.5%	$184.4	$171.3	7.6%
National	8.2	8.3	(0.9)%	100.8	95.5	5.5%
Political	0.2			3.4	23.7
Other	1.0	1.5	(29.2)%	15.7	14.7	6.8%

Broadcast Television	$24.8	$25.0	(0.8)%	$304.2	$305.2	(0.3)%

SHOP AT HOME (1)
Operating Revenues
As reported	$29.5	$22.8	29.5%	$238.5	$42.3
Pro forma	29.5	22.8	29.5%	238.5	212.7	12.1%

Avg. full-time equivalent homes	46.5	47.7	(2.5)%	46.4	42.1	10.2%

(1)	Shop At Home was acquired October 31, 2002.
(2)	For comparative purposes, certain 2002 newspaper revenues have been reclassified to conform to 2003 classifications.
(3)	Excludes editorial costs and proportionate share of JOA activities.
(4)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(5)	December 2003 had 4 Sundays, versus 5 in 2002.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: December	The E.W. Scripps Company
Report date: January 22, 2004	513-977-3826

For comparative purposes, this report excludes divested operations and unusual items,

and includes acquired operations as if they had been purchased January 1, 2002.

( amounts in millions, unless otherwise noted )	Fourth Quarter
	2003	2002	%
SEGMENT OPERATING REVENUE
Newspapers	$182.5	$180.2	1.2%
Scripps Networks	155.0	118.7	30.6%
Broadcast Television	82.9	91.2	(9.1)%
Shop At Home (1)	65.1	56.3	15.6%
Licensing and Other Media	28.9	23.9	21.1%

TOTAL	$514.3	$470.2	9.4%

NEWSPAPERS (2)
Operating Revenue
Local	$46.4	$48.3	(3.8)%
Classified	50.4	49.3	2.2%
National	11.0	10.0	10.0%
Preprints and other	36.6	34.3	6.6%

Newspaper advertising	144.3	141.8	1.8%
Circulation	33.9	34.8	(2.4)%
Other	4.2	3.7	15.2%

Newspapers	$182.5	$180.2	1.2%

Ad inches (excluding JOAs) (in thousands)
Local	1,946	2,073	(6.1)%
Classified	2,558	2,501	2.3%
National	365	339	7.5%

Full run ROP	4,868	4,914	(0.9)%

Share of JOA operating profits (3)	$24.8	$21.7	14.4%

SCRIPPS NETWORKS
Operating Revenue
Advertising	$127.6	$97.5	30.9%
Affiliate fees	23.9	19.3	23.9%
Other	3.5	1.9	80.0%

Scripps Networks	$155.0	$118.7	30.6%

Subscribers (4)
HGTV	84.5	80.4	5.1%
Food Network	83.0	78.2	6.1%

BROADCAST TELEVISION
Operating Revenue
Local	$49.3	$45.1	9.5%
National	28.6	25.0	14.3%
Political	1.3	17.3
Other	3.6	3.8	(6.2)%

Broadcast Television	$82.9	$91.2	(9.1)%

SHOP AT HOME (1)
Operating Revenue
As reported	$65.1	$42.3
Pro forma	65.1	56.3	15.6%

Avg. full-time equivalent homes	45.5	46.5	(2.2)%

(1)	Shop At Home was acquired October 31, 2002.
(2)	For comparative purposes, certain 2002 newspaper revenues have been reclassified to conform to 2003 classifications.
(3)	Excludes editorial costs and proportionate share of JOA restructuring activities.
(4)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.